Exhibit 10.18

GW Holdings I, LLC

14201 Caliber Drive, Suite 300

Oklahoma City, Oklahoma 73134

As of March 1, 2011

John Jordan

401 Vennard Avenue

Lafayette, Louisiana 70501

Dear Mr. Jordan:

GW Holdings I LLC, a Delaware limited liability company (the “Company”), hereby agrees to employ you and you hereby agree to accept such employment under the following terms and conditions:

1.    Term of Employment. Except for earlier termination as provided in Section 9 below, your employment with the Company shall be for a term commencing as of the date hereof (the “Effective Date”) and terminating on the third (3rd) anniversary of the Effective Date. The period of time between the Effective Date and the third (3rd) anniversary of the Effective Date shall be referred to herein as the “Term.”

2.    Compensation.

(a)    During the Term, you shall be compensated for all services rendered by you under this agreement at the rate of $400,000 per annum (the “Base Salary”). The Base Salary shall be payable in such manner as is consistent with the Company’s payroll practices for executive employees.

(b)    During the Term, you shall be eligible to receive an annual bonus in accordance with the Company’s bonus policy to be established by the Manager or Board of Directors of the Company (the “Board”) from time to time (the “Annual Bonus”). The Annual Bonus shall be determined by the Board based upon your achievement of performance goals as determined the Board for each fiscal year of the Company. You shall be eligible to receive a target Annual Bonus of $400,000 upon achievement of your performance goals. You shall receive a minimum Annual Bonus of $200,000 and be eligible to receive an Annual Bonus of up to $600,000 based upon your achievement of stretch goals as determined by the Board. The Annual Bonus shall be paid within fifteen (15) business days after completion and release of the audited financial statements for the applicable fiscal year.

(c)    If the Company completes an initial public offering of stock during the period commencing on the Effective Date and ending on the first (1st) anniversary date of the Effective Date, the Company shall grant you an option to acquire shares of its common stock in an amount equal to two percent (2%) of its common stock issued and outstanding immediately upon completion of the initial public offering after giving effect to the option to be issued hereunder and to the other equity awards granted to the Company’s officers, directors and employees at the time of such offering. The exercise price for each such share shall be equal to the initial offering price to the public in the initial public offering. The options shall vest in four (4) equal amounts commencing on the anniversary date of the Effective Date following such grant and each of the next following three (3) anniversary dates of the Effective Date. Any such grant of stock options shall be subject to the restrictions and provisions of a stock option plan and award agreement as established by the Board.

(d)    If the Company (or controlling entity) completes a sale of all or substantially all of the assets or ownership of the Company during the Term, the Company shall pay you two percent (2%) of the amount equal to the difference between the net proceeds from such sale and the market value of the Company as determined by Wexford Capital LP (“Wexford”) in its sole discretion.

(e)    During the Term, you shall be paid a monthly vehicle allowance in the amount of $900.

(f)    The Company shall provide you temporary lodging in Oklahoma, City for a period of six (6) months commencing on the Effective Date.

(g)    The Company shall reimburse you for the reasonable and out-of-pocket expenses of household goods transportation and storage expenses, shipment of vehicles and relocation travel expenses from Lafayette, Louisiana to the Oklahoma City, Oklahoma area up to a maximum of $25,000.

3. Duties.

(a)    You shall serve as Chief Executive Officer of the Company, shall be subject to the general supervision and control of the Board and/or such other officers or individuals as it may designate, and shall provide such services customarily expected of such office and as may be reasonably requested by the Board (or its designee) from time to time. Your principal office shall be located at the Company’s headquarters (the Company’s principal office is currently in Oklahoma City, Oklahoma).

(b)    During the Term, you shall devote your full business time, energies and attention to the business and affairs of the Company and its subsidiaries (collectively, the “GW Group” or the “GW Companies” and each of them, individually, a “GW Company”), and you shall not be engaged in any other business activities; provided, however, that you shall be permitted to engage in such charitable activities and other limited business activities as both do not interfere with the performance of your duties under this agreement and are approved in writing by the Board.

(c)    You shall: (i) provide services hereunder to the best of your skills or ability and in an efficient manner and devote such time and effort to the business and affairs of the Company as necessary or advisable to perform your duties hereunder; (ii) act in a manner which you in good faith believe is in the best interests of the Company; (iii) implement any business plan adopted by the Company and then in effect; (iv) perform your duties hereunder in good faith; (v) keep the Company reasonably informed on all matters that are material to the Company; (vi) be subject to, and comply with, the Company’s and the GW Group’s rules, practices and policies applicable to executive employees as reflected in the employee handbook, codes of conduct, compliance policies or otherwise; and (vii) cause the Company to comply with all applicable laws and regulations and monitor the development, maintenance, operation and management of the business of the Company to ensure such development, maintenance, operation and management complies with all applicable laws.

4. Benefits. You shall be entitled to twenty-five (25) days of paid time off leave per annum. You also shall have the benefit of such life and medical insurance plans and other similar plans as the GW Group may have or may establish from time to time for its executive employees generally, subject to satisfaction of applicable eligibility requirements. The foregoing, however, shall not be construed to require any GW Company to establish any such plans or to prevent any GW Company from modifying or terminating any such plans, and no such action or failure thereof shall affect this agreement.

5. Expenses. The Company shall reimburse you, in accordance with Company policy, for reasonable expenses incurred by you in the ordinary course in connection with the business of the GW Group upon the presentation by you of appropriate substantiation for such expenses. All expenses or other reimbursements under this agreement shall be made in accordance with the Company’s policies.

6. Restrictive Covenants.

(a)    Subject to Section 6(b) below, from the date hereof until the termination of your employment with, engagement as a consultant of, or other affiliation with, any GW Company, and for a period ending on the later of one (1) year thereafter (such period, the “Restricted Period”), you shall not, nor shall any of your affiliates, without the written consent of the Board, at any time or in any manner, either directly or indirectly, become associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director, stockholder, partner, member, agent of or consultant for any business or organization that engages or participates in the Restricted Business in the United States; provided, however, that nothing herein shall prevent you from acquiring up to two percent (2%) of the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system, provided your involvement with any such company is solely that of a passive stockholder. For purposes of this agreement, “Restricted Business” means the oilfield services business or any other business or operation that is in competition with any business or operations under consideration or in development by any GW Company before the termination of your employment with, engagement as a consultant of, or other affiliation with, any GW Company or any subsidiary of a GW Company.

(b)    The parties hereto intend that the covenant contained in this Section 6 shall be deemed a series of separate covenants for each state, county and city in which the GW Group’s business is conducted. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in this Section 6 because, taken together, they cover too extensive a geographic area, the parties intend that those covenants (taken in order of the states, counties and cities therein which are least populous), which if eliminated would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 6.

7. Confidentiality, Non-Interference, Proprietary Information and Non-Solicitation.

(a)    Confidentiality. In the course of your employment by the GW Companies, you have had, and/or shall have, access to confidential or proprietary data or information of the GW Group, Wexford, any affiliates of the foregoing, the investment funds and managed accounts for which Wexford or its affiliates serves as general partner or acts as investment manager (the “Funds”), entities managed by Wexford or served by the GW Group, including without limitation entities in which the Funds have invested, directly or indirectly and their respective businesses (collectively the “Wexford Parties” and each of them individually, a “Wexford Party”). You shall not at any time divulge or communicate to any person (which term, for purposes of this agreement, includes both persons or entities) nor shall you direct any GW Group employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder), or use to the detriment of the Wexford Parties or for the benefit of any other person, any of such data or information. No business conducted by you or any organization of which you, directly or indirectly, are an owner, partner, manager, joint venturer, director, officer, manager or otherwise a participant in or connected with in any locality, state or country in which the Wexford Parties conduct business shall use any name, designation or logo which is substantially similar to that presently used by any Wexford Party. The term “confidential or proprietary data or information” as used in this agreement shall mean information not generally available to the public or generally known within the applicable Wexford Party’s industry, including, without limitation, personnel information, financial information, customer lists or contacts, supplier lists, strategy and plans, information regarding operations, systems, services, know-how, computer and any other processed or collated data, trade secrets (including, without limitation, software), computer programs, pricing, marketing and advertising data.

(b)    Non-Interference. You agree that, during the Restricted Period, you shall not, at any time or in any manner, either directly or indirectly, for your own account or for the account of any other person, interfere with any Wexford Party’s relationship with any of its employees, suppliers or regulators.

(c)    Proprietary Information and Disclosure. You agree that you shall at all times promptly disclose to the Company, in such form and manner as the Company may require, any inventions, improvements or procedural or methodological innovations, program methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by you during or in connection with your employment hereunder and which relate to the business of any Wexford Party (“Intellectual Property”). You agree that all such Intellectual Property constitutes a work-for-hire and shall be the sole property of the applicable Wexford Party. You further agree that you shall execute such instruments and perform such acts as may be requested by the Company to transfer to and perfect in the entity designated by the Company all legally protectable rights in such Intellectual Property.

(d)    Return of Property. All materials, records and documents in any medium made by you or coming into your possession during your employment concerning any products, processes or services, manufactured, used, developed, investigated, provided or considered by any Wexford Party or otherwise concerning the business or affairs of the Wexford Parties, shall be the sole property of the applicable Wexford Party, and upon termination of your employment, or upon request of the Company during your employment, you shall promptly deliver the same to the Wexford Party designated by the Company. In addition, upon termination of your employment, or upon request of the Company during your employment, you shall deliver to the Wexford Party designated by the Company all other property of the Wexford Parties in your possession or under your control, including, but not limited to, financial statements, marketing and sales data, drawings, documents and electronic records.

(e)    No Solicitation of Customers. Notwithstanding any other provision of this agreement, you agree that, during the Restricted Period, you shall not at any time or in any manner, on your own behalf, or on behalf of any other individual, sole proprietorship, business, firm, partnership, company, corporation or other entity other than the Company, directly solicit, or ask anyone else to solicit, the sale of goods, services or a combination of goods and services, which are the same or similar to those provided by the GW Group, from Established Customers. You further agree that for the same period, you will not in any way interfere or attempt to interfere with the GW Group’s relationships with any of their Established Customers. “Established Customers” means a customer that the GW Group has actually done business with during the twelve (12) months preceding the date of termination of your employment with, engagement as a consultant of, or other affiliation with, any GW Company the Company. You acknowledge that the GW Group solicits and sells services or products to entities located throughout the world.

(f)    Non Solicitation of Employees. Notwithstanding any other provision of this agreement, you agree that, during the Restricted Period, you shall not at any time or in any manner, either directly or indirectly, either on your behalf or on behalf of any person (other than the GW Group), solicit, divert or otherwise encourage or attempt to solicit, divert or otherwise encourage any officer or employees or agents of any GW Company to enter into any employment, consulting or advisory arrangement or contract with or to perform any services for or on your behalf or on behalf of any person (other than the GW Group), or to enter into any kind of business, including, without limitation, the business of any GW Company or any business similar to that of a GW Company, or hire any such officer or key employee or agent.

(g)    Non-Disparagement. You agree not to make public statements, negative comments or otherwise disparage any Wexford Party or any Wexford Party’s officers, directors, employees, agents, shareholders or other equity holders in any manner likely to be harmful to them or their business, business reputation or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(h)    Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by any GW Company and thereafter, you shall provide reasonable assistance to any Wexford Party and their respective representatives in defense of any claims that may be made against any Wexford Party, and shall assist any Wexford Party in the prosecution of any claims that may be made by any Wexford Party, to the extent that such claims relate to the period of your employment with a GW Company. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against any Wexford Party. You also agree to promptly inform the Company (to the extent legally permitted to do so) if you are asked to assist in any investigation of any Wexford Party (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against any Wexford Party with respect to such investigation. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket expenses incurred by you in complying with this Section 7(h). If at the time of compliance you are no longer an employee, officer or director (or functional equivalent) of any GW Company, the Company shall provide a reasonable per diem to you.

8. Interpretation, Enforcement and Construction

(a)    Equitable Relief. With respect to the covenants contained in Sections 6 and 7 of this agreement, you agree that any remedy at law for any breach of said covenants may be inadequate and that the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award. In the event of a violation by you of Section 6 or Section 7 hereof, any compensation being paid to you pursuant to this agreement or otherwise shall immediately cease, and any Base Salary previously paid to you after termination of your employment shall be immediately repaid to the Company.

(b)    Reformation. The agreements made in Sections 6 and 7 are material inducements for you to enter into this agreement and the Company would not have made this agreement with you without such assurances. You understand and agree that the geographic area applicable to Sections 6 and 7 extends worldwide and, based on the nature of the products and services provided by the Wexford Parties and the broad distribution of their customers, the limitations set forth therein are reasonable in geographic area and time and necessary for the protection of the respective Wexford Party and its goodwill. However, if any court shall determine that the time, geographic area or scope of activity of any restriction contained in Sections 6 and 7 is unenforceable, it is our intention that such limitation set forth herein shall not be terminated but shall be amended to the extent required to render it valid and enforceable. A court hearing any such dispute is empowered and authorized by the parties to reform this agreement to the maximum time, scope or geographic limitations permitted by applicable law

9.    Earlier Termination. Your employment shall terminate prior to the expiration of the Term on the following terms and conditions:

(a)    Death or Disability. Your employment shall terminate automatically on the date of your death or immediately upon the Company’s sending you a notice of termination for “Disability”, which shall mean your inability to perform your duties hereunder for ninety (90) days (whether or not continuous) during any period of three hundred sixty-five (365) consecutive days by reason of physical or mental disability. Upon termination of your employment for death or Disability pursuant to this Section 9(a), the Company’s sole obligation to you shall be, subject to your compliance with the provisions of Sections 6 and 7 hereof, to pay the amount of any earned but unpaid Base Salary for the period prior to the effective date of such termination.

(b)    Resignation; Cause. Your employment shall terminate (x) no less than thirty (30) days after you send the Company written notice of such termination or (y) immediately upon the Company’s sending you written notice terminating your employment hereunder for “Cause,” which shall mean (A) your willful and knowing refusal or failure (other than during periods of illness, physical or mental incapacity) to perform your duties in any material respect under this agreement; (B) your willful misconduct or gross negligence in the performance of your duties; (C) your material breach of this agreement, any other agreement entered into by you related to the Company or its affiliates, or any Company or GW Group policy (including any applicable code of conduct); (D) your breach of Sections 6 or 7 of this agreement; (E) your conviction of, entry of a guilty plea or a plea of nolo contendere to any felony or material misdemeanor; (F) your indictment for any felony involving embezzlement or theft or fraud; (G) your filing of a voluntary petition in bankruptcy or your consent to an involuntary petition in bankruptcy (or your failure to vacate, within ninety (90) days of the entry thereof, any order approving an involuntary petition in bankruptcy) or the entry of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating you as bankrupt or insolvent or the appointment of a receiver, trustee, or liquidator of all or a substantial part of your assets, and such order, judgment or decree’s continuing unstayed and in effect for any period of ninety (90) days; or (H) your failure to comply with any lawful directive of the Board after five (5) business days written notice to you. Upon termination of your employment pursuant to this Section 9(b), the Company shall have no obligations hereunder. If you terminate your employment pursuant to clause (x) of the preceding sentence, the Company shall be entitled to accelerate the effectiveness of the termination of your employment to whatever time and date as it shall designate in a writing to you in its sole discretion.

(c)    Without Cause. Your employment shall terminate immediately upon the Company’s sending you written notice terminating your employment hereunder (without Cause therefor having been given by you) for any reason or for no reason. Upon any such termination, the Company’s sole obligation to you shall be, subject to your compliance with the provisions of Sections 6 and 7 hereof and executing a general release in a form requested by the Company, to pay you at a per annum rate equal to your Base Salary in effect at the time of such termination for a period equal to the Term, which shall be paid as and when such amounts would have been due had your employment continued. Payments provided in this Section 9(c) shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Company or its affiliates or under the WARN Act or any similar state statute or regulation.

(d)    Continuation of Employment. Any continued employment with the Company after the Term is “at-will”, meaning you have the right at any time, and for any reason or not, to terminate your employment with or without notice, and the Company has the same right. You understand and agree the Company shall not be obligated to continue your employment prior to the expiration of the Term. Any continuation of employment after the Term shall be on such terms and conditions as the Company shall then offer.

(e)    No Other Obligation. Except as specifically set forth in Section 9(c) above, upon termination of your employment under this agreement, the Company’s obligations hereunder shall cease and neither the Company nor, for the avoidance of doubt, any other GW Company, shall have any further obligations to you whatsoever.

10.    Representation and Warranty. You represent that you do not have any contractual or other obligations that would conflict with your employment by the Company. In particular, you represent that you are not bound by any agreement, understanding or other obligation with or to any person or entity (including, without limitation, any confidentiality, non-competition or non-solicitation agreement) that prohibits you from accepting or continuing your employment by the Company and fully performing all of your duties for the Company. You also acknowledge that it is the Company’s policy to respect the legal rights of others to protect their confidential information. You therefore represent that you have not taken or retained any confidential information (or other property) belonging to a prior employer and shall not use or disclose any such confidential information in connection with your work for the Company. Any inaccuracy of any of the statements set forth in this Section 10 shall constitute “Cause” for purposes of this agreement, in which event we would be entitled to terminate your employment under Section 9(b) above with the effect set forth therein.

11.    Dealings with Related Parties. You shall not engage in any dealings on behalf of any GW Company with any party in which you or any person or entity affiliated with you, or members of your or their respective immediate families, has a financial interest, without first disclosing same to the Company in a writing specifically describing the nature of the interest and obtaining the Company’s prior written approval.

12.    Entire Agreement; Modification. This agreement constitutes the full and complete understanding of the parties with respect to your employment arrangements with the Company and any of its affiliates and shall, on the Effective Date, supersede all prior agreements and writings between you, on the one hand, and the Company or any other GW Company (or any of their respective predecessors), on the other hand, with respect to your employment arrangements with the Company or any of its affiliates (the “Prior Agreements”). You and the Company hereby respectively release each other and the Company’s affiliates, effective as of the Effective Date, from all obligations to the other party under the Prior Agreements. No representations, inducements, promises, agreements or understandings, oral or otherwise, have been made by either party to this agreement, or anyone acting on behalf of either party, which are not set forth herein, and any others are specifically waived. This agreement may not be amended or modified in any manner nor may any of its provisions be waived except by written amendment executed by the parties. A waiver, modification or amendment by a party shall only be effective if (a) it is in writing and signed by the parties, (b) it specifically refers to this agreement and (c) it specifically states that the party, as the case may be, is waiving, modifying or amending its rights hereunder. Any such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

13.    Severability. The terms and provisions of this agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any one or more of the other provisions hereof. In the event any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction and the parties agree the conflicting term or provision shall be modified to conform.

14.    Notices. All notices and other communications given or made pursuant to this agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, if to you, to your residence as listed in the Company’s records, and if to the Company, c/o Wexford Capital LP, 411 West Putnam Avenue, Greenwich, Connecticut 06830, attention of General Counsel, with a copy to GW Holdings I LLC, 14201 Caliber Drive, Suite 300, Oklahoma City, Oklahoma 73134, attention of General Counsel.

15.    Assignability; Binding Effect. This agreement shall not be assignable by you without the written consent of the Board. This agreement shall be binding upon and inure to the benefit of you, your legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its affiliates and their respective successors and assigns, including, without limitation, any successor or assign by merger or operation of law.

16.    Governing Law; Venue; Waiver of Trial by Jury.

(a)    This agreement and the rights of the parties hereunder shall be governed by, interpreted, and enforced in accordance with the internal laws of the State of Oklahoma without giving effect to any choice of law or conflicts of law rules or provisions thereof.

(b)    Each party irrevocably agrees that any action or proceeding involving any dispute or matter arising under this agreement may only be brought in the federal courts of the State of Oklahoma, or if such court does not have jurisdiction or shall not accept jurisdiction, in any court of general jurisdiction in the State of Oklahoma. All parties hereby irrevocably consent to the exclusive jurisdiction by any such court with respect to any such proceeding and hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than by failure to lawfully serve process, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts, and (iii) to the fullest extent permitted by applicable law, that (x) the action or proceeding is brought in an inconvenient forum, (y) the venue of such action or proceeding is improper and (z) this agreement or the subject matter thereof may not be enforced in or by such courts.

(c)    To the extent not prohibited by applicable law, each party to this agreement hereby waives, and covenants that it shall not assert (whether as plaintiff, defendant or otherwise), its respective right to a jury trial of any permitted claim or cause of action arising out of this agreement, any of the transactions contemplated hereby, or any dealings between any of the parties hereto relating to the subject matter of this agreement or any of the transactions contemplated hereby. The scope of this waiver and covenant is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this agreement or any of the transactions contemplated hereby, including, contract claims, tort claims and all other common law and statutory claims. This waiver and covenant is irrevocable and shall apply to any subsequent amendments, supplements or other modifications to this agreement.

17.    Prevailing Party Expenses. In the event that litigation or other legal action is instituted between you and the Company or any of its affiliates to enforce the rights under this agreement, the successful party in such litigation or other legal action shall be entitled to reimbursement from the unsuccessful party in such litigation or other legal action of all reasonable fees, costs and expenses (including court costs and reasonable attorneys’ fees) incurred by such successful party in connection with such litigation or other legal action.

18.    Third Party Beneficiaries. Wexford and its successors and assigns, as an express third party beneficiary of this agreement, shall be entitled, in its sole and absolute discretion, to enforce any of the provisions hereof from time to time, including, but not limited to, enforcing the restrictions set forth in Sections 6 and 7 of this agreement.

19.    Titles and Subtitles. The titles and subtitles used in this agreement are used for convenience only and are not to be considered in construing or interpreting this agreement.

20.    Counterparts; Facsimile. This agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.    Review of this Agreement. You acknowledge that you have (a) carefully read this agreement, (b) consulted with independent counsel with respect to this agreement and (c) entered into this agreement of your own free will.

22.    Tax Matters; Code Section 409A Compliance.

(a)    The Company may withhold from any and all amounts payable under this agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)    The intent of the parties is that payments and benefits under this agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) or an exemption or exclusion therefrom and, accordingly, to the maximum extent permitted, this agreement shall be interpreted in accordance with the foregoing. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

(c)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), and on account of such termination you would receive any payment that, absent the application of this section, would subject you to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (ii) your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 22 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)    For purposes of Code Section 409A, your right to receive any installment payments pursuant to this agreement shall be treated as a right to receive a series of separate and distinct payments. Amounts payable hereunder that satisfy the short-term deferral exception in Treas. Reg. §1.409A-1(b)(4) or the separation pay exception in Treas. Reg. §1.409A-1()(9)(iii) shall not be subject to Code Section 409A.

(e)    All reimbursements and in-kind benefits provided under this agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including that (i) in no event shall reimbursements by the Company under this agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that you shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) your right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than your remaining lifetime or, if longer, through the 20th anniversary of the Effective Date.

23.    Background Verification. You hereby authorize the Company to conduct one or more Background Verifications prior to and during your actual employment. “Background Verification” includes, without limitation, information regarding your employment and other experience, educational background and any criminal, credit or regulatory history. You further authorize, without reservation, any law enforcement agency, administrator, court, governmental body, federal or provincial agency, institution, school or university (public or private), information service bureau, employer or insurance company contacted by the Company or any agent of the Company to furnish the information set forth in the preceding sentence as part of the employment application process. You hereby consent to and understand that the Company will only use the information collected for the purposes of (if and as applicable) establishing or continuing your employment, including without limitation, evaluating your employment application, determining employment eligibility under the Company’s employment policies, assessing property and business risks to the Company, and otherwise as may be permitted or required by law. You authorize and consent to the release of records obtained through such checks to the authorized representatives of the Company or its agents, and to the Company’s affiliates, for the purposes described above. You acknowledge and agree that any information relating to a Background Verification may be shared with any Wexford Party and stored on the respective servers.

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If this letter correctly sets forth our understanding, please sign the enclosed copy in the space provided below and return it to the Company, whereupon this shall constitute the employment agreement between you and the Company effective and for the term as stated herein.

GW Holdings I LLC

By:	/s/ Steve West
Steve West
Vice President

AGREED AS OF THE DATE

FIRST ABOVE WRITTEN:

/s/ John Jordan
John Jordan